UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 12, 2006

COSTCO WHOLESALE CORPORATION

(Exact name of registrant as specified in its charter)

Washington	0-20355	91-1223280
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

999 Lake Drive

Issaquah, WA 98027

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 425-313-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On December 14, 2006, the Company issued a press release containing its results of operations for the 12 weeks (first quarter) ended November 26, 2006. A copy of the press release is included in Item 9.01.

Item 5.02	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) In connection with the revisions to the exercise prices of outstanding stock options set forth below in Item 8.01, Craig Jelinek, Executive Vice President and Chief Operating Officer-Merchandising, and Joseph Portera, Executive Vice President and Chief Operating Officer-Eastern and Canadian Divisions, will receive compensating payments from the Company in January 2007 of approximately $337,000 and $107,000, respectively. The treatment of options held by them will be otherwise identical to all other affected option holders in the United States.

Item 8.01	Other Events

In connection with the results of the review of stock options announced by the Company on October 12, 2006, the Company will be taking actions to protect employees from adverse tax consequences. The following actions were approved by the Compensation Committee of the Board of Directors on December 12, 2006.

As previously disclosed, a review of the Company’s stock option grant practices from 1996 to 2003 indicated that it was impossible to determine with precision the appropriate measurement date for certain grants for financial accounting purposes. For these grants it was feasible only to identify a range of dates that includes the appropriate measurement dates, where some dates in the range were after the recorded grant date. In many instances, the exercise price of the stock option grant was less than the fair market value of the Company’s common stock on the appropriate measurement date (the “Subject Options”). Grants of the Subject Options were made to over one thousand of the Company’s employees.

Section 409A of the Internal Revenue Code provides that options granted with an exercise price below the fair market value of the stock on the date of grant, to the extent they were not vested as of December 31, 2004, will be subject to adverse income taxation unless brought into compliance with section 409A. Under the program approved by the Committee for employees that are U.S. taxpayers, the exercise price of all outstanding Subject Options that were not vested on December 31, 2004, will be increased immediately to the value of the Company’s common stock on the measurement dates that were used for the previously disclosed balance sheet adjustments (the “adjusted price”). In January 2007, holders of the Subject Options will receive a cash payment from the Company equal to the difference between the original exercise prices of the Subject Options and the adjusted prices. The Company estimates that approximately 1,050 U.S. employees will be subject to the program. The principal amount of these payments will be recouped by the Company to the extent employees exercise the Subject Options at the higher exercise prices. Two executive officers who are members of the Board of Directors and hold Subject Options will not receive the cash payment. In addition, any employees who exercised Subject Options during calendar 2006 will be permitted to pay the Company the difference between the exercise price of the exercised Subject Options and the adjusted price. Employees who make such payments will receive a compensating payment from the Company in January 2007. The Internal Revenue Service has not yet issued final regulations under section 409A. Such final regulations could be different from the current guidance.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are included in this report:

99.1.	Press release dated December 14, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on December 14, 2006.

COSTCO WHOLESALE CORPORATION

By:	/s/ Richard A. Galanti
Richard A. Galanti, Executive Vice President and Chief Financial Officer

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